UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 24, 2008
Mountain Valley Bancshares, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	000-52453	02-0714526

(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
136 North Main Street, Cleveland, Georgia 30528
(Address of Principal Executive Offices, including Zip Code)
(706) 348-6822
(Registrant’s Telephone Number, including Area Code)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
          As previously announced, Mountain Valley Bancshares, Inc. (“we” or “us”) has submitted an application for participation in the voluntary Capital Purchase Program (the “CPP”) recently announced by the U.S. Department of Treasury. As of the date of this Report on Form 8-K we have not received any information from Treasury regarding the status of our application.
          The tables below set forth the unaudited condensed consolidated pro forma financial effect of Treasury’s potential investment in us through the CPP. The data has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data give effect to the following events as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data.
•	The issuance of $1,113,000 minimum and $3,341,000 maximum of preferred stock to the Treasury under the CPP;

•	The issuance of warrants to purchase 56 minimum and 167 maximum shares of warrant preferred stock assuming a purchase price of $0.01, which are to be exercised immediately and are referred to in the following tables as the “warrant preferred”; and

•	The reduction of brokered deposits from the proceeds of the CPP.
          We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The pro forma financial data may change materially based on the timing and the utilization of the proceeds.
          The information should be read in conjunction with our audited financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on From 10-Q for the period ended September 30, 2008.
          The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the CPP been received, or the issuance of the warrants pursuant to the CPP been made, at and as of the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future.
     We are providing the following unaudited pro forma consolidated financial data solely for illustrative purposes. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known risks and uncertainties, certain of which are beyond our control.
MOUNTAIN VALLEY BANCSHARES, INC.
Pro Forma Consolidated Balance Sheet Data and Capital Ratios
(In thousands)

	September 30,	Minimum	Maximum
	2008	1%	3%
	(unaudited)	9/30/08	9/30/08
Balance Sheet:
Total liabilities (1)	$124,750	123,637	121,409
Stockholders’ equity:
Preferred stock (2)		1,039	3,117
Warrant preferred (2)		74	224

	September 30,	Minimum	Maximum
	2008	1%	3%
	(unaudited)	9/30/08	9/30/08
Common stock	—	—	—
Capital Surplus	20,970	20,970	20,970
Accumulated deficit	(119)	(119)	(119)
Accumulated other comprehensive income	78	78	78

Total stockholders’ equity	$20,928	22,041	24,269

Capital Ratios:
Total risk-based capital to risk weighted assets ratio	19.95%	20.96%	22.96%
Tier 1 capital ratio	18.72%	19.73%	21.73%
Leverage ratio	14.52%	15.29%	16.84%

(1)	Assumes that proceeds are initially used to reduce brokered deposits.

(2)	The carrying values of the preferred stock and the warrant preferred are based on their relative fair values at the issue date. Specifically, the total estimated proceeds were allocated between the preferred stock and the warrant preferred based on the ratio of the present values of their respective cash flows using a 14% discount rate and assuming that both are redeemed on the fifth anniversary of the date of investment. The carrying value of the preferred stock is net of a discount equal to the difference between the ultimate expected redemption price of the preferred stock and its relative fair value. The carrying value of the warrant preferred includes a premium equal to the difference between the relative fair value of the warrant preferred and its ultimate expected redemption price. The discount and the premium will be accreted and amortized, respectively, back to par value on a straight-line basis (which approximates a constant effective yield method) over a five year term.
MOUNTAIN VALLEY BANCSHARES, INC.
Pro Forma Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Historical Twelve	Minimum 1%		Maximum 3%
	Months Ended	12/31/07		12/31/07
	12/31/07	(unaudited)		(unaudited)
Net interest income	$4,710	$4,767	(1)	$4,880	(1)
Provision for losses on loans	370	370		370

Net interest income after provision for losses on loans	4,340	4,397		4,510

Non-interest income	435	435		435
Non-interest expense	4,044	4,044		4,044

Income from continuing operations before income taxes	731	788		901
Income tax expense (benefit)	277	299	(2)	342	(2)
Net income	$455	$489		$559
Less: Preferred dividends		61	(3)	182	(3)
Less: Discount accretion		11	(4)	33	(4)

Income available to common stockholders	$455	$417		$344

Basic earnings per share available to common stockholders	$.24	$.22		$.18
Diluted earnings per share available to common stockholders	$.21	$.19		$.16

Weighted average common shares outstanding
Basic	1,876,266	1,876,266		1,876,266
Diluted	2,141,802	2,141,802		2,141,802

(1)	Assumes that the $1,113,000 and $3,341,000, respectively, in CPP proceeds are used to reduce brokered deposits with a weighted average interest rate equal to 5.08% for both the Minimum and Maximum columns. The actual impact to net interest income would be different as we expect to utilize a portion of the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of such loans.

(2)	The increase in income tax expense is attributable to additional net interest income as described in Note 1. We have assumed an effective tax rate of 38% for purposes of this calculation (combined federal and state rates).

(3)	Consists of the 5% cash dividend payable on the shares of preferred stock issued as well as the 9% cash dividend payable on the preferred stock issued upon the immediate exercise of the warrants.

(4)	The initial discount for the preferred stock and warrant preferred stock is equal to the difference between its ultimate redemption price and its relative fair value (see Note 2 to the pro forma balance sheet above, which sets forth the process and assumptions used to establish the relative fair values). The discount is accreted back to par value on a straight-line basis (which approximates a constant effective yield method) over a five year term, which is the expected life of the preferred stock.

MOUNTAIN VALLEY BANCSHARES, INC.
Pro Forma Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Historical Nine	Minimum 1%	Maximum 1%
	Months Ended	9/30/08	9/30/08
	9/30/08	(unaudited)	(unaudited)
Net interest income	$3,155	$3,191 (1)	$3,262 (1)
Provision for losses on loans	330	330	330

Net interest income after provision for losses on loans	2,825	2,861	2,932

Non-interest income	395	395	395
Non-interest expense	3,366	3,366	3,366

Income from continuing operations before income taxes	(147)	(110)	(39)
Income tax expense (benefit)	5	19 (2)	46 (2)
Net loss	$(152)	$(129)	$(85)
Less: Preferred dividends		46 (3)	137 (3)
Less: Discount accretion		8 (4)	25 (4)

Loss to common stockholders	$(152)	$(183)	$(247)

Basic loss per share available to common stockholders	$(.07)	$(.09)	$(.12)
Diluted loss per share available to common stockholders	$(.07)	$(.09)	$(.12)

Weighted average common shares outstanding
Basic	2,110,576	2,110,576	2,110,576
Diluted	2,110,576	2,110,576	2,110,576

(1)	Assumes that the $1,113,000 and $3,341,000, respectively, in CPP proceeds are used to reduce brokered deposits with a weighted average interest rate equal to 4.27% for the Minimum and Maximum columns. The actual impact to net interest income would be different as we expect to utilize a portion of the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of such loans.

(2)	The increase in income tax expense is attributable to additional net interest income as described in Note 1. We have assumed an effective tax rate of 38% for purposes of this calculation (combined federal and state rates).

(3)	Consists of the 5% cash dividend payable on the shares of preferred stock issued as well as the 9% cash dividend payable on the preferred stock issued upon the immediate exercise of the warrants.

(4)	The initial discount for the preferred stock and warrant preferred stock is equal to the difference between its ultimate redemption price and its relative fair value (see Note 2 to the pro forma balance sheet above, which sets forth the process and assumptions used to establish the relative fair values). The discount is accreted back to par value on a straight-line basis (which approximates a constant effective yield method) over a five year term, which is the expected life of the preferred stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 24, 2008	MOUNTAIN VALLEY BANCSHARES, INC.
	By:	/s/ Rachel Marshall
Rachel Marshall
Chief Financial Officer